Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 3, 2020, relating to the consolidated financial statements and consolidated financial statement schedule of Misonix, Inc. appearing in the Annual Report on Form 10-K of Misonix, Inc. for the year ended June 30, 2020.

/s/ DELOITTE & TOUCHE LLP

Jericho, New York

September 3, 2020